Exhibit (p)(ii)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

◾	The adviser’s fiduciary duty to its clients;

◾	Compliance with all applicable Federal Securities Laws;

◾	Reporting and review of personal Securities transactions and holdings;

◾	Reporting of violations of the code; and

◾	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, SCM considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

◾	Employees do not understand the fiduciary duty that they, and SCM, owe to Clients;

◾	Employees and/or SCM fail to identify and comply with all applicable Federal Securities Laws;

◾	Employees do not report personal Securities transactions;

◾	Employees trade personal accounts ahead of Client accounts;

◾	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

◾	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO;

◾	SCM does not provide its Code of Ethics and any amendments to all Employees; and

◾	SCM does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

SCM has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, SCM and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) SCM to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting SCM’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, SCM must act in its Clients’ best interests. Neither SCM, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about SCM’s business practices with the CCO. However, if an Employee is uncomfortable discussing an issue with the CCO, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the President’s attention.

Reporting Violations

Improper actions by SCM or its Employees could have severe negative consequences for SCM, its Clients and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President on the matter. Any problems identified during the review will be addressed in ways that reflect SCM’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO or President directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against themselves. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to the President.

Distribution of the Code and Acknowledgement of Receipt

SCM will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must use SchwabCT to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee must also complete a Compliance Questionnaire each time they make this acknowledgment.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

SCM’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

SCM requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following “Non-Reportable Securities”:

◾	Direct obligations of the Government of the United States;

◾	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

◾	Shares issued by money market funds;

◾	Shares issued by open-end investment companies registered in the U.S.;

◾	Interests in 529 college savings plans; and

◾	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by SCM or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in SCM’s Personal Securities Transactions policy.

Any Employee who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published this framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

1 https://www.sec.gov/files/dlt-framework.pdf

Pre-clearance Procedures

◾	Reportable Securities (excluding any Reportable Funds, ETFs, and ETNs);

◾	IPOs; and

◾	Private Placements.

SCM will not approve proposed employee transactions in Securities on the same day that the Investment Committee is actively considering a Security for purchase or sale (including change of position size) in a Client account. In determining whether the Investment Committee is actively considering a transaction, the CCO will consult with a Portfolio Manager for any request for pre-clearance of a Reportable Security. As noted above Reportable Funds do not require pre-clearance. For purposes of this policy, client transactions resulting from additions or withdrawals in a Client account are not considered.

Any exceptions to this policy must be documented by the CCO.

A transaction receiving pre-clearance must be executed on the day pre-clearance was granted. Employees are required to use SchwabCT in seeking pre-clearance.

Required Holding Period

Securities which are subject to SCM’s pre-clearance requirements must be held for a period of at least 30 days from the date of transaction. Under pressing and unforeseen circumstances, requests may be made to the CCO to waive the minimum holding period for a particular transaction. It is anticipated that such waivers shall be granted infrequently and the rationale of the waivers shall be documented by the CCO.

Prohibited Transactions

Transactions in the following are prohibited:

◾	Short Sales;

◾

Futures - Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited. This prohibition does not apply to currency forwards (futures or otherwise);

◾	Penny Stocks;

◾	Options;

◾	Securities listed on pink sheets; and

◾	Affiliated Sub-Advised Mutual Funds, not including any SCM Reportable Fund.

Reporting

SCM must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees must utilize the SchwabCT to fulfill quarterly reporting obligations. If an Employee did not have any transactions or account openings to report, this should be indicated through SchwabCT within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to SchwabCT on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st, initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through SchwabCT.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated using SchwabCT within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

◾	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

◾

Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Employees.

On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to SCM’s Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to provide a certification regarding an account exemption by using SchwabCT upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on SCM’s receipt of an Employees certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household. Documentation regarding exempting accounts from reporting requirements should be submitted through SchwabCT.

Personal Trading and Holdings Reviews

SCM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect potentially abusive behavior.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The President will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures. Any preapproval and review will be documented via email and/or in SchwabCT.

Disclosure of the Code of Ethics

SCM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for SCM’s Code of Ethics should be directed to the CCO.